Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 8, 2026.
The Goldman Sachs Group, Inc. $ Callable Zero Coupon Notes due 2051

The notes will mature on the stated maturity date (expected to be May 26, 2051), subject to our right to redeem your notes. On each early redemption date listed below, we may redeem the notes at our option, in whole but not in part, upon five business days’ prior notice, at a price for each $1,000 principal amount of the notes equal to the product of (i) $1,000 times (ii) the early redemption amount listed below that corresponds to such early redemption date.

Early Redemption Date	Early Redemption Amount	Cash Settlement Amount on Early Redemption Date
May 26, 2027	22.060%	$220.60
May 26, 2028	23.494%	$234.94
May 26, 2029	25.021%	$250.21
May 26, 2030	26.648%	$266.48
May 26, 2031	28.380%	$283.80
May 26, 2032	30.225%	$302.25
May 26, 2033	32.189%	$321.89
May 26, 2034	34.282%	$342.82
May 26, 2035	36.510%	$365.10
May 26, 2036	38.883%	$388.83
May 26, 2037	41.410%	$414.10
May 26, 2038	44.102%	$441.02
May 26, 2039	46.969%	$469.69
May 26, 2040	50.022%	$500.22
May 26, 2041	53.273%	$532.73
May 26, 2042	56.736%	$567.36
May 26, 2043	60.424%	$604.24
May 26, 2044	64.351%	$643.51
May 26, 2045	68.534%	$685.34
May 26, 2046	72.989%	$729.89
May 26, 2047	77.733%	$777.33
May 26, 2048	82.786%	$827.86
May 26, 2049	88.167%	$881.67
May 26, 2050	93.898%	$938.98

Subject to our early redemption right, at maturity, for each $1,000 principal amount of your notes you will receive an amount in cash equal to the product of (i) $1,000 times (ii) 100.00% (representing a yield to maturity of 6.50% per annum, compounded annually)

You should read the disclosure herein to better understand the terms and risks of your notes, including our credit risk. See page PS-5.

	Per Note	Total
Initial price to public	20.714%	$
Underwriting discount	%	$
Proceeds, before expenses, to The Goldman Sachs Group, Inc.	%	$

The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in the notes after their initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Goldman Sachs & Co. LLC

Pricing Supplement No. dated May , 2026.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series N program of The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes”, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include any of its subsidiaries or affiliates. Also, in this section, references to “holders” mean The Depository Trust Company (DTC) or its nominee and not indirect owners who own beneficial interests in notes through participants in DTC. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

This pricing supplement no. dated May , 2026 (pricing supplement) and the accompanying prospectus dated February 14, 2025 (accompanying prospectus), relating to the notes, should be read together. Because the notes are part of a series of our debt securities called Medium-Term Notes, Series N, this pricing supplement and the accompanying prospectus should also be read with the accompanying prospectus supplement, dated February 14, 2025 (accompanying prospectus supplement). Terms used but not defined in this pricing supplement have the meanings given them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes are part of a separate series of our debt securities under our Medium-Term Notes, Series N program governed by our Senior Debt Indenture, dated as of July 16, 2008, as amended, between us and The Bank of New York Mellon, as trustee. This pricing supplement summarizes specific terms that will apply to your notes. The terms of the notes described here supplement those described in the accompanying prospectus supplement and accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the Callable Zero Coupon Notes due 2051

Issuer: The Goldman Sachs Group, Inc.

Principal amount: $

Specified currency: U.S. dollars ($)

Type of Notes: Zero coupon notes that are original issue discount debt securities (notes)

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Trade date: expected to be May 21, 2026

Original issue date (set on the trade date): expected to be May 26, 2026

Stated maturity date (set on the trade date): expected to be May 26, 2051

Supplemental discussion of U.S. federal income tax consequences: The notes will be treated as having original issue discount for U.S. federal income tax purposes. Accordingly, it is the opinion of Sidley Austin llp that you will be required to include such original issue discount in income using a constant yield method before you receive cash attributable to that income, as described under the heading “United States Taxation—Taxation of Debt Securities—United States Holders—Original Issue Discount” in the accompanying prospectus.

Cash settlement amount (on an early redemption date): on each early redemption date listed below, we have the right to redeem the notes at our option, in whole but not in part, upon five business days’ prior notice, at a price for each $1,000 principal amount of the notes equal to the product of (i) $1,000 times (ii) the early redemption amount listed below that corresponds to such early redemption date

Early Redemption Date	Early Redemption Amount	Cash Settlement Amount on Early Redemption Date
May 26, 2027	22.060%	$220.60
May 26, 2028	23.494%	$234.94
May 26, 2029	25.021%	$250.21
May 26, 2030	26.648%	$266.48
May 26, 2031	28.380%	$283.80
May 26, 2032	30.225%	$302.25
May 26, 2033	32.189%	$321.89
May 26, 2034	34.282%	$342.82
May 26, 2035	36.510%	$365.10
May 26, 2036	38.883%	$388.83
May 26, 2037	41.410%	$414.10
May 26, 2038	44.102%	$441.02
May 26, 2039	46.969%	$469.69
May 26, 2040	50.022%	$500.22
May 26, 2041	53.273%	$532.73
May 26, 2042	56.736%	$567.36
May 26, 2043	60.424%	$604.24
May 26, 2044	64.351%	$643.51
May 26, 2045	68.534%	$685.34
May 26, 2046	72.989%	$729.89
May 26, 2047	77.733%	$777.33
May 26, 2048	82.786%	$827.86
May 26, 2049	88.167%	$881.67
May 26, 2050	93.898%	$938.98

Cash settlement amount (on the stated maturity date): if your notes are not redeemed, for each $1,000 principal amount of your notes we will pay you an amount in cash equal to the product of (i) $1,000 times (ii) 100.00%.

Day count convention: not applicable

Business day: New York

Business day convention: not applicable

Interest rate: not applicable

Listing: none

ERISA: as described under “Employee Retirement Income Security Act” on page 154 of the accompanying prospectus

CUSIP no.: 38151V2R8

ISIN no.: US38151V2R84

Form of notes: Your notes will be issued in book-entry form and represented by a global note. You should read the section “Legal Ownership and Book- Entry Issuance” in the accompanying prospectus for more information about notes issued in book-entry form

Defeasance applies as follows:

•
full defeasance: no
•
covenant defeasance: no

Yield to maturity:  6.50% per annum, compounded annually

Default amount on acceleration: If an event of default occurs and the maturity of your notes is accelerated, for each $1,000 principal amount of your notes outstanding, we will pay the accreted value at such maturity.

Accreted value:  (i) as of any date prior to the stated maturity date, an amount equal to the sum of (a) the initial price to public of 20.714% of the principal amount of your note and (b) the portion of 79.286% of the principal amount of your note (i.e., the excess of the principal amount of your note over the initial price to public) that shall have been accreted from the initial price to public on a daily basis and compounded annually, beginning on May 26, 2027, up to and including the stated maturity date, at the rate of 6.50% per annum from the original issue date, computed on the basis of a 360-day year consisting of twelve 30-day calendar months; and (ii) as of any date on or after the stated maturity date, 100.00% of the principal amount of your note outstanding on the stated maturity date.

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Calculation Agent: Goldman Sachs & Co. LLC

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities:

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, dated February 14, 2025, and in the accompanying prospectus supplement, dated February 14, 2025. Your notes are a riskier investment than ordinary debt securities. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated February 14, 2025, as supplemented by the accompanying prospectus supplement, dated February 14, 2025, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Notes Are Subject to the Credit Risk of the Issuer

The payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series N Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
economic, financial, regulatory, political, military, public health and other events that affect securities generally;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the principal amount of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

We Are Able to Redeem Your Notes at Our Option

On each early redemption date, we will have the option to redeem your notes, in whole but not in part, upon five business days’ prior notice. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason. Because of this redemption option, the term of your notes could be reduced.

PS-5

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even though the amount payable for your notes on an early redemption date or the stated maturity date, as applicable, will exceed the original principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a debt security of comparable maturity that bears interest at a prevailing market rate.

Risks Related to Tax

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

ADDITIONAL INFORMATION ABOUT THE NOTES

Book-Entry System

We will issue the notes as a global note registered in the name of DTC, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system.

When We Can Redeem the Notes

We will be permitted to redeem the notes at our option before their stated maturity, as described below. The notes will not be entitled to the benefit of any sinking fund – that is, we will not deposit money on a regular basis into any separate custodial account to repay your note. In addition, you will not be entitled to require us to buy your note from you before its stated maturity.

We will have the right to redeem the notes at our option, in whole but not in part, on each redemption date, at a redemption price equal to the product of (i) $1,000 times (ii) the early redemption amount that corresponds to such early redemption date. We will provide not less than five business days’ prior notice in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus. If any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

What are the Tax Consequences of the Notes

You should carefully consider, among other things, the matters set forth under “United States Taxation” in the accompanying prospectus supplement and the accompanying prospectus. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes. This summary supplements the section “United States Taxation” in the accompanying prospectus supplement and the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

For U.S. federal income tax purposes, a note that has an “issue price” that is less than its principal amount will be considered to have been issued with original issue discount (“OID”), unless the note satisfies a de minimis threshold (as described in “United States Taxation — Taxation of Debt Securities — United States Holders — Original Issue Discount” in the accompanying prospectus). It is anticipated that the notes will be issued with more than a de minimis amount of OID for U.S. federal income tax purposes. Accordingly, a United States holder (as defined in the accompanying prospectus) will be required to include OID in income for U.S. federal income tax purposes as it accrues in accordance with a constant yield method based on a compounding of interest, without regard to the timing of the receipt of cash payments attributable to this income. Please see the discussion under “United States Federal Taxation — United States Holders — Original Issue Discount” in the accompanying prospectus for more detailed information regarding the U.S. federal income tax treatment of OID.

Upon the disposition of a note by sale, exchange, retirement or other disposition, a United States holder will generally recognize capital gain or loss equal to the difference, if any, between (i) the amount realized on the disposition and (ii) the United States holder’s adjusted tax basis in the note. A United States holder’s adjusted tax basis in a note generally will equal the cost of the note to the United States holder plus any OID previously included in income by such United States holder with respect to such note. The deductibility of capital losses is subject to significant limitations.

The following table states the amount of OID expected to accrue with respect to a note for each accrual period based on the current terms of the notes and assuming the notes will remain outstanding to the stated maturity date. Based on market conditions on the trade date, we may increase the maturity date premium amount. In the event of any increase in the maturity date premium amount, the amount of OID that will accrue with respect to each note for each accrual period will increase accordingly. The maturity date premium amount will not decrease. Therefore, the amount of OID that will accrue with respect to a note for each accrual period will be at least equal to the amounts in the following table. The final prospectus supplement will include the actual amount of OID that will accrue with respect to a note for each accrual period.

Accrual Period	OID Accrued During Accrual Period (per $1,000 note)	Total OID Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
May 26, 2026 through December 31, 2026	$7.99	$7.99
January 1, 2027 through December 31, 2027	$13.98	$21.97
January 1, 2028 through December 31, 2028	$14.92	$36.89
January 1, 2029 through December 31, 2029	$15.84	$52.73
January 1, 2030 through December 31, 2030	$16.89	$69.62
January 1, 2031 through December 31, 2031	$17.98	$87.60
January 1, 2032 through December 31, 2032	$19.19	$106.79
January 1, 2033 through December 31, 2033	$20.40	$127.19
January 1, 2034 through December 31, 2034	$21.72	$148.91
January 1, 2035 through December 31, 2035	$23.13	$172.04
January 1, 2036 through December 31, 2036	$24.69	$196.73
January 1, 2037 through December 31, 2037	$26.24	$222.97
January 1, 2038 through December 31, 2038	$27.93	$250.90
January 1, 2039 through December 31, 2039	$29.75	$280.65
January 1, 2040 through December 31, 2040	$31.77	$312.42
January 1, 2041 through December 31, 2041	$33.75	$346.17
January 1, 2042 through December 31, 2042	$35.94	$382.11
January 1, 2043 through December 31, 2043	$38.27	$420.38
January 1, 2044 through December 31, 2044	$40.87	$461.25
January 1, 2045 through December 31, 2045	$43.42	$504.67
January 1, 2046 through December 31, 2046	$46.23	$550.90
January 1, 2047 through December 31, 2047	$49.24	$600.14
January 1, 2048 through December 31, 2048	$52.58	$652.72
January 1, 2049 through December 31, 2049	$55.86	$708.58
January 1, 2050 through December 31, 2050	$59.48	$768.06
January 1, 2051 through May 26, 2051	$24.80	$792.86

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. will sell to Goldman Sachs & Co. LLC, and Goldman Sachs & Co. LLC will purchase from The Goldman Sachs Group, Inc., the aggregate principal amount of the offered notes specified on the front cover of this pricing supplement. Goldman Sachs & Co. LLC proposes initially to offer the notes to the public at the initial price to public set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of % of the principal amount.

In the future, Goldman Sachs & Co. LLC or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on May 26, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or

(ii) a customer within the meaning of Directive (EU) 2016/97 where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

The communication of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any such other documents and/or materials relate will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom (the "UK PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. For the purposes of this provision:

(a) the expression “retail investor” means a person who is neither:

(i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor

(ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as may be amended from time to time); and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe for the notes.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This pricing supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this pricing supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This pricing supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this pricing supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

Goldman Sachs & Co. LLC is an affiliate of The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. Goldman Sachs & Co. LLC will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

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The Goldman Sachs Group, Inc.

Callable Zero Coupon Notes due 2051

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Goldman Sachs & Co. LLC